Exhibit 99.1

30775 Bainbridge Road, Suite 280 Solon, OH 44139 U.S.A. Tel: (440) 248-4200 Fax: (440) 249-4240

Press Release	FOR IMMEDIATE RELEASE
BPI Energy Provides Litigation and Interim Operational Update
Cleveland, OH—April 5, 2006—BPI Energy (“BPI”) (Amex: BPG), an independent energy company engaged in the exploration, development and commercial sale of coalbed methane (CBM) in the Illinois Basin, today provided an interim update on its operations as of April 3, 2006, and for the two-month period — February and March 2006. The purpose of this update is to provide shareholders with an indication of the company’s operations and plans in light of recent litigation affecting its Delta Project.
Commenting on the company’s operations and future plans, BPI President and CEO James G. Azlein stated, “Although we have suspended the drilling of any new wells at our Delta Project, we continue to produce and sell gas from our existing Delta wells. In connection with the litigation, we intend to take the position in court that we are entitled to continue producing and selling gas from our existing Delta wells.”
Commenting on sales, he stated, “Daily sales of coalbed methane during the two-months ended March 31, 2006, increased 28 percent from daily production for the preceding three-month period. We are encouraged by the trend of increasing production and sales as all of our wells continue the dewatering process. These results reinforce our belief in the commercial viability of the Illinois Basin.”
As of April 3, 2006, BPI has drilled 107 wells. These wells consist of 77 productive wells, 17 shut-in wells and 13 wells that have been drilled but are not in production, including seven test wells. All of BPI’s productive wells are located at the Delta Project. Three of the test wells are located at the Delta Project, and four of our test wells are located at the Montgomery Project.
BPI believes that wells drilled (including both productive wells and shut-in wells) on the Delta Lease may hold tracts of Land (as defined under the Delta Lease) totaling approximately 15,000 acres. The remaining 28,000 acres under the Delta Lease do not have wells drilled. The company’s ability to hold either the 15,000 acres or the 28,000 acres is subject to pending litigation. As of April 3, 2006, BPI had invested approximately $22 million in the mineral rights and wells drilled on the 15,000 acres and $4 million in the remaining 28,000 acres covered by the Delta Lease.
Azlein added, “In evaluating the production at these wells, it is worth noting that many of our productive wells were initially drilled as science wells. BPI drilled these wells at a time when it was experimenting with various drilling and completion approaches in different coal seams, trying to determine which approaches work best in which seams in the Basin. We believe we have now moved much further up the learning curve on the best methods to employ in putting wells into production in the Basin. That many of our early wells are productive at all is an indication of the potential for CBM production in the Basin.”
Azlein continued, “With regard to starting a second development front, BPI currently has a cash balance of $25.6 million and expects to kick off its second development front in spring 2006 with a series of pilot production wells on the Montgomery Project.”
As previously announced, the company has filed suit in federal court against Colt, LLC, and other defendants, in connection with what the company believes is an obstruction of its rights under and a breach of the Delta Lease. In connection with that litigation, BPI also filed a motion for a preliminary injunction seeking to prevent the defendants from taking any action to terminate the Lease, which the district court denied.
Commenting on the company’s plan with respect to the litigation, Azlein stated, “We believe that the district court decision denying the injunction was in error and we intend to file an appeal. Regardless of the outcome of our request for a preliminary injunction, we will make every effort to preserve BPI’s rights and investment under the original Lease, whether it be through negotiation or pursuing our complaint to a conclusion in the courts.”
On April 5, 2006, Colt filed an answer and counterclaim in response to BPI’s complaint. In its counterclaim, Colt seeks a declaratory judgment asking the court to declare that: (a) horizontal drilling is prohibited under the Lease; (b) BPI breached the Lease; (c) the Lease automatically terminated due to BPI’s failure to cure its breach; (d) the Lease automatically terminated by its own terms on April 3, 2006; and (e) to the extent the Lease already terminated, BPI is wrongfully holding over and/or trespassing, and Colt is entitled to an award of damages as a result.
Commenting on Colt’s counterclaim, Azlein stated, “BPI will vigorously defend itself against any accusations that it breached the Lease or is wrongfully holding over or trespassing.”
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About BPI Energy
BPI Energy (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The company currently controls the dominant CBM acreage position in the Illinois Basin.
Some of the statements contained in this press release may be deemed to be forward-looking in nature, outlining future expectations or anticipated operating results or financial conditions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results or conditions to differ materially from the information expressed or implied by these forward-looking statements. Some of the factors that could cause actual results or conditions to differ materially from our expectations, include, but are not limited to, (a) our inability to retain our acreage rights at our Delta Project or other projects at the expiration of our lease agreements, due to insufficient CBM production or other reasons, (b) our inability to generate sufficient income or obtain sufficient financing to fund our operations after July 31, 2006, (c) our failure to accurately forecast CBM production, (d) displacement of our CBM operations by coal mining operations, which have superior rights in most of our acreage, (e) our failure to accurately forecast the number of wells that we can drill, (f) a decline in the prices that we receive for our CBM production, (g) our failure to accurately forecast operating and capital expenditures and capital needs due to rising costs or different drilling or production conditions in the field, (h) our inability to attract or retain qualified personnel with the requisite CBM or other experience, and (i) unexpected economic and market conditions, in the general economy or the market for natural gas. We caution readers not to place undue reliance on these forward-looking statements.
News releases and other information on the company are available on the Internet at:
http://www.bpi-energy.com.
CONTACT:
BPI Investor Relations
Clear Perspective Group, LLC
Matthew J. Dennis, CFA
Sr. Managing Director
(440) 353-0552
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